EXHIBIT 24
                      ENGINEERED SUPPORT SYSTEMS, INC.
             ARTICLE 24 - CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-14504) pertaining to the Engineered Air Systems, Inc. Employee Stock Ownership Plan and the Registration Statements (Form S-8 Nos. 33-36817, 33-36818, 33-77338, 33-77340 and 33-77342) pertaining to the 1987 Stock Equity Plan, the 1990 Stock Equity Plan, the 1991 Stock Equity Plan, the 1992 Stock Option Plan for Non-employee Directors and 1993 Stock Option Plan of Engineered Air Systems, Inc., respectively, of our report dated December 8, 1995, which appears on page 15 of the 1995 Annual Report to Shareholders of Engineered Support Systems, Inc. which is incorporated by reference in Engineered Support Systems, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1995.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
St. Louis, Missouri
January 25, 1996